UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2020

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-34857	84-1473173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2886 Carriage Manor Point, Colorado Springs, Colorado 80906

(Address of Principal Executive Offices) (Zip Code)

(303) 320-7708

(Registrant’s telephone number including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange where registered
Common Stock	GORO	NYSE American

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2020, Gold Resource Corporation (the “Company”) announced the retirement of John Labate as the Company’s Chief Financial Officer (“CFO”) and the appointment of Kimberly Perry to succeed Mr. Labate effective August 14, 2020. In connection with her appointment as CFO, Ms. Perry will step down as a member of the board of directors of the Company (the “Board”), a position she has held since April, 2019, and the Company will conduct a search for a new independent director to fill the vacancy on the Board.

Ms. Perry, age 46, is an accomplished mining professional with 16 years of industry experience. She has held senior executive positions including most recently at Alacer Gold Corporation (TSX:ASR) as Treasurer & Vice President, and prior to that as Chief Compliance Officer & Director, Internal Audit (2012 to 2019). Prior to her tenure at Alacer Gold, Ms. Perry held increasingly senior positions at Newmont Mining Corporation (NYSE: NEM) including Director Finance Solutions, Compliance Audit Executive, and North America Internal Audit Manager (2005 to 2012). Ms. Perry graduated from Auburn University with a Bachelor of Science in Business Administration and is a Certified Public Accountant.

The Company entered into an employment agreement with Ms. Perry in connection with her appointment (the “Agreement”) attached hereto and incorporated herein by reference. The Agreement provides for an initial annual base salary of $300,000 as well as eligibility for an annual incentive cash bonus targeted at up to 100% of her base salary. In connection with her appointment as CFO, Ms. Perry will be entitled to receive stock options, restricted stock units or other awards pursuant to the Company’s 2016 Equity Incentive Plan as determined by the Compensation Committee of the Board. Ms. Perry is also entitled to participate in certain of the Company’s benefit plans available to other executives.

Under the Agreement, Ms. Perry is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Ms. Perry’s employment for any reason other than “Cause”, or “Good Reason” (each as such term is defined in the Agreement), Ms. Perry will receive her annual salary and certain benefit plan continuation premiums for up to 12 months. If Ms. Perry resigns for Good Reason or the Company terminates her employment other than for Cause in connection with or during the twelve months following a change in control (as such term is defined in the Agreement), the Company must pay or cause its successor to pay Ms. Perry a lump sum cash payment equal to 24-months base salary plus the greater of the aggregate bonus received by Ms. Perry, or the targeted cash bonus for the period if no bonus is received, for the two years immediately preceding the change in control.

While serving as a member of the Board, Ms. Perry received compensation for her Board and Board committee service. Ms. Perry’s resignation from the Board was due to her acceptance of the CFO position at the Company and was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

In order to facilitate a smooth transition, the Company anticipates it will enter into a one-year consulting agreement with Mr. Labate pursuant to which he will receive a consulting retainer of $5,000 per month.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following materials are filed or furnished as exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Executive Employment agreement dated August 10, 2020
99.1*	Press Release dated August 6, 2020
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

* This exhibit is being furnished only and is not being “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Registration Statements or other documents filed with the SEC shall not incorporate this exhibit by reference, except as otherwise expressly stated in such filing.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD RESOURCE CORPORATION

Date: August 10, 2020	By:	/s/ Jason D. Reid
	Name:	Jason D. Reid
	Title:	Chief Executive Officer and President